Maytag Projects Second Half Results Lower Than Previously Anticipated Primarily Due to Loss of Business at Circuit City and Heilig-Meyers Stores

NEWTON, Iowa (Sept. 14, 2000) Maytag Corporation announced today it expects second half results to be lower than previously anticipated primarily due to major disruptions in the retail marketplace for home appliances. Specifically, Maytag cited the temporary loss of sales volume from Circuit City s exit from the appliance business and the loss of business at retailer Heilig-Meyers, which carried Maytag exclusively in almost half of its stores. Maytag also noted increased price competition in major appliances, much of which was triggered by Circuit City s actions, and an overall softening in major appliance industry sales, reflecting general economic conditions. Finally, Maytag said its Rongshida-Maytag joint venture would not perform at break even for the second half, as had been expected, due to continued difficult economic conditions in China. Maytag is scheduled to release third quarter sales and earnings October 12.
     In July, Circuit City announced it would no longer sell major appliances or floor care products in its more than 570 stores. Circuit City carried both Maytag and Hoover products. Heilig-Meyers, which carries Maytag appliances in its furniture stores, recently announced it would close more than 300 of its 800 stores while the company restructures under bankruptcy protection. Both retail customers are among Maytag s top 10 home appliance accounts.
     Early in July, Maytag indicated to the investment community it expected full year earnings-per-share (EPS) of about $3.80, and more recently the company said that was becoming an increasingly challenging target. Maytag now expects earnings-per-share in the second half to be off around 8-10 percent from last year s second half results of $1.74 per share. Maytag also indicated that EPS performance in the second half would not be split evenly between quarters and that third quarter performance is expected in the mid-70-cents range and fourth quarter EPS in the low-to-mid-80-cents range.
     Commenting on the recent events in the retail marketplace, Maytag Chairman and CEO Lloyd D. Ward said, Our view of second half operating performance has changed substantially based on the disruption of two major retail customers, the fierce competition and pricing that has resulted, and an overall softening in the industry. Together, this creates a short-term impact we are not likely to overcome this half.
     "Longer term, however, Circuit City going out of the appliance business and Heilig-Meyers reducing the number of stores will not change consumer demand or the number of major appliances the industry sells. It does create marketplace disruption in the short term and will have an impact on our second-half business, especially in the third quarter. We expect the impact of retail dislocation to abate in 2001. Further, the loss of sales volume this half has a multiplier effect on production levels and manufacturing costs and that also is part of what we are experiencing."
     Ward added that Maytag s recent actions to sell major appliances through emerging distribution channels such as The Home Depot and SAM S Club stores will greatly expand and strengthen its retail reach for the future. Maytag expects to be represented in all Home Depot stores by the end of the year and all SAM S Club stores by the first quarter 2001.
     "Expanded distribution is one of the fundamental strategies we are pursuing to grow our business, Ward said. We have been aggressive this
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year in adding new channels of distribution, as well as strengthening our business relationship with our traditional retailers. By the end of this year, we will have replaced the Circuit City and Heilig-Meyers volume. Those distribution initiatives, coupled with the product innovation we are delivering, give us confidence in our performance going forward, even as we detect some softening in the major appliance industry."
     Maytag will hold a conference call with the investment community Friday, September 15 at 8 a.m. Central Daylight Time. Those wishing to participate in the call should telephone 212-346-0180. Additionally, the conference call will be broadcast live over the Internet. It can be accessed through Investor Broadcast Network s Vcall Web site at www.vcall.com.
     Maytag Corporation is a leading producer of home and commercial appliances sold throughout North America and international markets. The corporation s brands include Maytag, Hoover, Jenn-Air, Blodgett, and Dixie-Narco.
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Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to "Forward Looking Statements" in the Management s Discussion and Analysis section of Maytag s Annual Report on Form 10-K for the year ended
December 31, 1999.